===============================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        TOTAL RENAL CARE HOLDINGS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

                                       [LOGO OF TOTAL RENAL CARE HOLDINGS, INC.]

                        TOTAL RENAL CARE HOLDINGS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 July 25, 2000

To Our Stockholders:

      We will hold our 2000 annual meeting of the stockholders of Total Renal Care Holdings, Inc., or TRCH, a Delaware corporation, on Tuesday, July 25, 2000 at 9:00 a.m., Los Angeles time, at the Torrance Marriott, 3635 Fashion Way, Torrance, California 90503. As further described in the accompanying Proxy Statement, at this meeting we will:

            (a) Elect six directors to our board of directors to serve for a term of one year or until their successors are duly elected and qualified;

            (b) Consider and act upon a proposal to approve the proposed amendment of our Certificate of Incorporation to change our name from Total Renal Care Holdings, Inc. to DaVita, Inc.; and

            (c) Transact other business as may come properly before the meeting or any meetings held upon adjournment of the meeting.

      Our board of directors has fixed the close of business on June 16, 2000 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 1999 annual report to stockholders is enclosed with this notice, but is not part of the proxy soliciting material.

      We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

                                           By order of the board of directors,

                                                   Steven J. Udicious
                                                Vice President, Secretary
                                                   and General Counsel

Torrance, California
June 22, 2000

                    [TOTAL RENAL CARE HOLDINGS, INC. LOGO]

                        TOTAL RENAL CARE HOLDINGS, INC.
                           21250 Hawthorne Boulevard
                          Torrance, California 90503

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

      We are sending you this proxy statement on or about June 22, 2000 in connection with the solicitation of proxies by our board of directors. The proxies are for use at our 2000 annual meeting of stockholders, which we will hold at 9:00 a.m., Los Angeles time, on Tuesday, July 25, 2000, at the Torrance Marriott, 3635 Fashion Way, Torrance, California 90503. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on June 16, 2000. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 21250 Hawthorne Boulevard, Torrance, California 90503, and our telephone number is (310) 792-2600.

      A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

      Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:

    .  for our board's slate of nominees;

    . to approve the proposed amendment of our Certificate of Incorporation to change our name from Total Renal Care Holdings, Inc. to DaVita, Inc.; and

    . as recommended by our board with regard to all other matters, in its discretion.

      Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 81,544,000 shares of common stock outstanding and approximately 2,200 stockholders of record. If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Stockholders of record who abstain from voting, including brokers holding their customers' shares who cause abstentions to be recorded, are counted as present for quorum purposes.

      For each share of common stock you hold on the record date, you are entitled to one vote on all matters that we will consider at this meeting. You are not entitled to cumulate your votes. Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called "broker non-votes."

      The voting requirements for the proposals we will consider at the meeting are:

      . Election of directors. The six candidates who receive the highest number of affirmative votes will be elected. Votes against a candidate and votes withheld from voting for a candidate will have no effect on the election.

      . Approval of the proposed amendment of our Certificate of Incorporation to change our name. A majority of the outstanding shares entitled to vote on this matter must vote for approval of the proposed amendment for the stockholders to approve the proposed amendment. Abstentions and broker non-votes have the effect of negative votes.

      We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. We have also retained Corporate Investor Communications, Inc., or CIC, to assist in the distribution and solicitation of proxies and to verify records related to the solicitation at a fee of $8,000 plus expenses. CIC and our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, telegram and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We will indemnify CIC against liabilities and expenses arising in connection with the proxy solicitation, including liabilities under the federal securities laws, unless caused by CIC's gross negligence or willful misconduct.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

      As of June 22, 2000, we have authorized a six member board of directors, all of whom are to be elected annually.

      At the meeting, you will elect six directors to serve for a term of office consisting of the coming year or until their respective successors are elected and qualified. Our board has nominated the six individuals named below for election as directors. Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected.

      The persons named as proxies in the accompanying form of proxy have advised us that at the meeting they intend to vote the shares covered by the proxies for the election of the nominees named below. If one or more of the nominees are unable to serve, or for good cause will not serve, the persons named as proxies may vote for the election of the substitute nominees that our board may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of nominees named below.

      No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

Information concerning nominees to our board of directors

      The following table sets forth information concerning the nominees to our board of directors:

          Name           Age                          Position
------------------------ --- -----------------------------------------------------------
Kent J. Thiry........... 44  Chairman of the Board, Chief Executive Officer and Director

Maris Andersons......... 63  Director

Richard B. Fontaine..... 56  Director

Peter T. Grauer......... 54  Director

C. Raymond Larkin,
 Jr. ................... 52  Director

Shaul G. Massry......... 69  Director

      Kent J. Thiry became our Chairman of the Board and Chief Executive Officer in October 1999. From June 1997 until he joined us, Mr. Thiry served as Chairman of the Board and Chief Executive Officer of Vivra Holdings, Inc., which was formed to operate the non-dialysis business of Vivra Incorporated, or Vivra, after Gambro AB acquired the dialysis services business of Vivra in June 1997. At the time, Vivra was the second largest provider of dialysis services in the United States. From September 1992 to June 1997, Mr. Thiry was the President and Chief Executive Officer of Vivra. From April 1992 to August 1992, Mr. Thiry served as President and co-Chief Executive Officer of Vivra, and from September 1991 to March 1992, as President and Chief Operating Officer of Vivra. From 1983 to 1991, Mr. Thiry was associated with Bain & Company, first as a Consultant, and then as Vice President. Mr. Thiry is also a director of Oxford Health Plans, Inc.

      Maris Andersons has been one of our directors since August 1994. Mr. Andersons was a Senior Vice President and Senior Advisor, Corporate Finance, of Tenet Healthcare Corporation, or Tenet, until his retirement in 1997. Mr. Andersons also held various senior executive offices with Tenet since 1976. Prior to joining Tenet, Mr. Andersons served as a Vice President of Bank of America.

      Richard B. Fontaine has been one of our directors since November 1999. Mr. Fontaine has been an independent health care consultant since 1992. Mr. Fontaine has also been an adjunct instructor at Westminster College since 1992. From June 1995 to September 1995, he served as interim Chief Executive Officer of

Health Advantage, Inc., a subsidiary of VIVRA Specialty Partners, Inc. In 1993, he served as interim Chief Executive Officer of Vivocell Therapy, Inc. From 1988 to 1992, he served as Senior Vice President of CR&R Incorporated. From 1984 to 1988, he served as Vice President, Business Development, of Caremark, Inc. Mr. Fontaine is also a director of Celeris Corp.

      Peter T. Grauer has been one of our directors since August 1994. Mr. Grauer has been a Managing Director of DLJ Merchant Banking, Inc., or DLJMB, since September 1992. From April 1989 to September 1992, he was a Co-Chairman of Grauer & Wheat, Inc., an investment firm specializing in leveraged buyouts. Prior thereto Mr. Grauer was a Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ. Mr. Grauer is also a director of Doane Pet Care Enterprises, Inc., Formica Corporation, and Thermadyne Holdings Corporation.

      C. Raymond Larkin, Jr. has been one of our directors since December 1999. Mr. Larkin has been a principal of 3x NELL, which invests in and provides consulting services to the medical device, biotechnology and pharmaceutical industries, since July 1998. From 1983 to March 1998, he held various executive positions with Nellcor Incorporated, a medical products company, for which he served as President and Chief Executive Officer from 1989 until August 1995, when he became President and Chief Executive Officer of Nellcor Puritan Bennett Incorporated upon the merger of Nellcor Incorporated with Puritan-Bennett Corporation. Mr. Larkin is also a director of Arthrocare Corporation and Neuromedical Systems, Inc.

      Shaul G. Massry has been one of our directors since April 1997. Dr. Massry has been a Professor of Medicine, Physiology and Biophysics and Chief, Division of Nephrology, at the University of Southern California School of Medicine since 1974. Dr. Massry served as the president of the National Kidney Foundation from 1990 through 1992.

Information regarding our board of directors and its committees

      Our board of directors met 32 times during 1999. Each of our directors attended 75% or more of the total number of meetings of the board and meetings of the committees of the board on which he or she served during 1999.

      In 1999, our audit committee consisted of Maris Andersons, Peter T. Grauer and Shaul G. Massry. In December 1999, C. Raymond Larkin, Jr. replaced Mr. Grauer as a member of the audit committee. Mr. Andersons is the chairperson of the audit committee. Each of these members of our audit committee is independent in accordance with the listing standards of the New York Stock Exchange. Our board of directors has adopted a written charter for our audit committee, which is included with this proxy statement as Exhibit A. Our audit committee monitors the integrity of our financial reporting process and systems of internal controls, monitors the independence and performance of our independent auditors and internal auditing department and provides an avenue of communication among the independent auditors, management, the internal auditing department and our board of directors. The audit committee met twice during 1999.

      In 1999, our compensation committee consisted of Maris Andersons, Peter
T. Grauer and Regina E. Herzlinger, who is no longer a director. In December 1999, Richard B. Fontaine and C. Raymond Larkin, Jr. replaced Mr. Andersons and Ms. Herzlinger as members of the compensation committee. Mr. Fontaine is the chairperson of the compensation committee. Our compensation committee reviews the compensation of our Chief Executive Officer and reviews the recommendations of our Chief Executive Officer relating to compensation of several other executive officers. The compensation committee also establishes policies relating to the compensation of our executive officers and other key employees. The compensation committee met once during 1999.

Compensation of directors

      Directors who are our employees or officers do not receive compensation for service on our board of directors or any committee of the board. Effective in December 1999 each of our directors who is not one of our officers or employees is entitled to receive $30,000 per year and additional compensation of $2,500 for each board meeting attended in person and $1,000 for each meeting held via telephone conference. For committee meetings, additional compensation is paid as follows: $1,500 if attended in person, and $1,000 per telephone meeting for committee members; $2,500 if attended in person, and $1,000 per telephone meeting for committee chairpersons. The chairperson of the compensation committee also receives an additional $10,000 per year. Prior to December 1999, each of our directors who was not one of our officers or employees was entitled to receive $60,000 per year and $2,500 per meeting attended, including telephone conference meetings. We also reimburse our directors for their reasonable out-of-pocket expenses in connection with their travel to and attendance at the meetings of the board.

      In addition, each director who is not one of our officers or employees is entitled to receive options to purchase 25,000 shares of our common stock each year they are elected to serve on our board. These options have an exercise price equal to the fair market value of our common stock on the date of grant and generally vest over four years at an annual rate of 25% beginning on the first anniversary of the date of grant, with acceleration of vesting upon a change in control of TRCH. All options granted prior to December 1999 for a director's service as a member of the board, however, were accelerated and became fully vested upon the hiring of Mr. Thiry as our new Chief Executive Officer in October 1999.

      In addition to these standard arrangements, in August 1999 Mr. Andersons, Regina E. Herzlinger, who is no longer a director, and Dr. Massry each received additional options to purchase 25,000 shares of our common stock at an exercise price of $8.50 per share, the fair market value of our common stock on the date of grant. Ms. Herzlinger's and Dr. Massry's options fully vested upon the hiring of Mr. Thiry as our new Chief Executive Officer. Mr. Andersons' options vested over four years at an annual rate of 25% beginning on the first anniversary of the date of grant, but were accelerated and became fully vested when we hired a new Chief Financial Officer in February 2000. Also, in October 1999 Ms. Herzlinger received an additional option to purchase 25,000 shares at an exercise price of $6.06 per share, the fair market value of our common stock on the date of grant. This option was fully vested on the date of grant.

      Each director who is not one of our officers or employees also received additional options to purchase 12,000 shares of our common stock in March 2000. The exercise price of these options was the fair market value of our common stock on the grant date. The options vest over four years at an annual rate of 25% beginning on the first anniversary of the date of grant and will remain exercisable for five years.

      Each member of the board of directors is also required to purchase at least $50,000 of our stock in the open market by December 17, 2000.

      For additional information regarding amounts received by Mr. Andersons and Dr. Massry, in addition to compensation received as a board member, see the "Certain Relationships and Related Transactions" section of this proxy statement.

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding the ownership of our common stock as of June 15, 2000 by (a) all those persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and executive officers, (c) all directors and executive officers as a group and (d) each of the executive officers named in the "Summary Compensation Table" included in the "Executive Compensation" section of this proxy statement. Except as otherwise noted under the "Certain Relationships and Related Transactions" section of this proxy statement, we know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of us.

                                                      Number of    Percentage
                                                        shares     of shares
                                                     beneficially beneficially
              Name of beneficial owner                  owned        owned
---------------------------------------------------- ------------ ------------
Massachusetts Financial Services Company (1) .......  10,478,067      12.8%
 500 Boylston Street
 Boston, Massachusetts 02116

Maverick Capital Ltd (2)............................   5,528,200       6.8%
 300 Crescent Court, Suite 1850
 Dallas, Texas 75201

Ardsley Advisory Partners and Philip J. Hempleman
 (3)................................................   4,752,500       5.8%
 646 Steamboat Road
 Greenwich, Connecticut 06836

Maris Andersons (4).................................     141,194        *

Richard B. Fontaine.................................      15,000        *

Peter T. Grauer (5).................................      72,500        *

C. Raymond Larkin, Jr...............................         --         *

Shaul G. Massry (6).................................     124,862        *

Kent J. Thiry (7)...................................      87,500        *

Joseph C. Mello ....................................         --         *

Richard K. Whitney (8)..............................      92,259        *

Stan M. Lindenfeld (9)..............................     269,971        *

Gary W. Beil........................................      40,000        *

John J. McDonough (10)..............................      50,189        *

Steven J. Udicious (11).............................      18,681        *

All directors and executive officers as a group (12
 persons) (12)......................................     912,156       1.0%

Barry C. Cosgrove (13)..............................     306,426        *

Victor M.G. Chaltiel (14)...........................   1,200,857       1.5%

George B. DeHuff, III...............................         --         *

Leonard W. Frie (15)................................     287,488        *

John E. King (16)...................................      38,163        *

--------
*   Amount represents less than 1% of our common stock.
(1) Based upon information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 11, 2000. The number of shares beneficially owned includes 60,957 shares which may be acquired upon the conversion of our convertible notes.

(2) Based upon information contained in a Schedule 13G filed with the SEC on February 23, 2000.
(3) Based upon information contained in a Schedule 13G filed with the SEC on February 14, 2000. By virtue of his position as managing partner of Ardsley Advisory Partners, Mr. Hempleman may be deemed to have the shared power to vote or dispose of these shares held by the discretionary accounts managed by Ardsley and Mr. Hempleman. Therefore, Mr. Hempleman may be deemed the beneficial owner of these shares.
(4) Includes 121,417 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, June 15, 2000.
(5) Includes 72,500 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, June 15, 2000.
(6) Includes 124,862 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, June 15, 2000.
(7) All shares are held in a family trust.
(8) Includes 74,334 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, June 15, 2000.
(9) Includes 230,665 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, June 15, 2000.
(10) Includes 45,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, June 15, 2000.
(11) Includes 18,350 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, June 15, 2000.
(12) All directors and executive officers in office on June 15, 2000. Includes 687,128 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, June 15, 2000.
(13) Includes 209,832 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, June 15, 2000.
(14) Includes 166,667 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, June 15, 2000. Based on information available to us at the time of the employee's resignation.
(15) Includes 141,277 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of, June 15, 2000. Based on information available to us at the time of the employee's resignation.
(16) No options are exercisable as of, or will become exercisable within 60 days of, June 15, 2000. Based on information available to us at the time of the employee's resignation and subsequent option exercises.

                        EXECUTIVE OFFICERS, COMPENSATION
                             AND OTHER INFORMATION

Information concerning our executive officers

      The following table sets forth information concerning our executive officers:

           Name            Age                     Position
-------------------------- --- -------------------------------------------------
Kent J. Thiry.............  44 Chairman of the Board and Chief Executive Officer

Joseph C. Mello...........  41 Chief Operating Officer

Richard K. Whitney........  32 Chief Financial Officer

Stan M. Lindenfeld........  52 Senior Vice President and Chief Medical Officer

Gary W. Beil..............  48 Vice President and Controller

John J. McDonough.........  36 Vice President

Steven J. Udicious........  32 Vice President, Secretary and General Counsel

      Our executive officers are elected by and serve at the discretion of our board of directors. Set forth below is a brief description of the business experience of all executive officers other than Mr. Thiry, who is also a director. See "Information concerning members of our board of directors" above.

      Joseph C. Mello became our Chief Operating Officer in June 2000. Prior to joining us, from April 1998, Mr. Mello served as President and Chief Executive Officer of Vivra Asthma & Allergy. He will continue in this role while transitioning to his new position with us. From August 1994 to April 1998, Mr. Mello held various positions with MedPartners, Inc., including Senior Vice President/Chief Operating Officer--Southeastern Region from March 1997 to April 1998. Prior to joining MedPartners, Inc., Mr. Mello was a partner with KPMG Peat Marwick LLC, from 1984 to 1994.

      Richard K. Whitney became our Chief Financial Officer in February 2000. From September 1998 until his appointment as Chief Financial Officer, Mr. Whitney served as Vice President and General Manager of our International Operations. Mr. Whitney joined us in June 1995 and has also served as Director of Corporate Development and Vice President of Corporate Development. Prior to joining us, Mr. Whitney was associated with RFE Investment Partners, a private equity investment firm, and Deloitte & Touche.

      Stan M. Lindenfeld, a nephrologist, was promoted to Senior Vice President, Quality Management in October 1998 from Vice President, Quality Management and Integrated Programs, a position he held since August 1994. Dr. Lindenfeld has also served as our Chief Medical Officer since January 1995 and as one of our medical directors. Since 1988 he has held the position of Clinical Professor of Medicine at the University of California Medical Center in San Francisco. Dr. Lindenfeld developed the Office of Clinical Resources Management at the University of California Medical Center in San Francisco and served as its director from July 1993 until July 1997.

      Gary W. Beil has been our Vice President and Controller since November 1999. Prior to joining us, from April 1999 to October 1999, Mr. Beil was an independent business consultant. From March 1996 to March 1999 Mr. Beil served as Vice President and Controller of The Boeing Company, and from 1979 to 1996 held a variety of divisional and corporate finance positions with The Boeing Company.

      John J. McDonough became our Vice President in March 1999. From August 1998, when Mr. McDonough joined us, to March 1999, Mr. McDonough served as Divisional Vice President of Finance and Accounting. During 1996, Mr. McDonough served as Vice President and Chief Financial Officer of Palatin Technologies, Inc. From 1992 through 1995, Mr. McDonough held a variety of positions, including Vice President and Chief Financial Officer, at MedChem Products, Inc.

      Steven J. Udicious became our Vice President, Secretary and General Counsel in April 2000. Mr. Udicious served as our Assistant General Counsel from February 1998 until February 2000, when he became Secretary and Acting General Counsel. Mr. Udicious served as Assistant General Counsel with Renal Treatment Centers, Inc. from March 1997 until its merger with us in February 1998. Prior to joining Renal Treatment Centers, Inc., Mr. Udicious was associated with Duane, Morris & Heckscher, LLP in Philadelphia, Pennsylvania.

      None of the executive officers has any family relationship with any other executive officer or with any of our directors.

Section 16(a) beneficial ownership reporting compliance

      Section 16(a) of the Exchange Act requires "insiders," including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Form 5's were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 1999.

Executive Compensation

      The following table sets forth the compensation paid or accrued by us for each of the fiscal years in the three-year period ended December 31, 1999 to the following persons:

    . each individual who served as our chief executive officer or acted in a similar capacity during 1999--Messrs. Thiry, DeHuff and Chaltiel;

    . our four most highly compensated executive officers other than our chief executive officer at December 31, 1999--Messrs. DeHuff, Cosgrove, McDonough and Dr. Lindenfeld; and

    . two former executive officers who would have been among the four most highly compensated executive officers at December 31, 1999 if they were still serving as executive officers at December 31, 1999-- Messrs. King and Frie.

      Messrs. DeHuff, Chaltiel, King and Frie are no longer associated with us.

                           Summary Compensation Table

                                                                       Long Term Compensation
                                                                    ---------------------------------
                                    Annual Compensation                    Awards             Payouts
                              ------------------------------------  ---------------------     -------
                                                                    Restricted Securities
                                                      Other Annual    Stock    Underlying      LTIP    All Other
        Name and               Salary    Bonus        Compensation   Award(s)   Options       Payouts Compensation
   Principal Position    Year   ($)       ($)             ($)          ($)        (#)           ($)       ($)
------------------------ ---- -------- ----------     ------------  ---------- ----------     ------- ------------
Kent J. Thiry........... 1999 $ 83,074        --           --           --       500,000         --          --
 Chairman of the Board
 and Chief Executive
 Officer (1)

George B. DeHuff, III... 1999  190,768        --           --           --       450,000         --          --
 Former President and
 Chief Operating
 Officer (2)

Barry C. Cosgrove....... 1999  184,374 $  456,000(3)       --           --       200,000         --     $  8,320(4)
 Senior Vice President,  1998  182,309    490,004(5)       --           --       200,000         --       40,293(6)
 Former General Counsel  1997  149,817    115,004          --           --       111,916         --       11,582(7)
 and Secretary

Stan M. Lindenfeld...... 1999  262,028    375,000(8)       --           --       200,000         --       30,883(9)
 Senior Vice President   1998  273,883    382,211(10)      --           --       150,000         --          425(11)
 and Chief Medical       1997  214,791    169,020          --           --        58,333         --          --
 Officer

John J. McDonough....... 1999  152,692     32,500          --           --       100,000         --       35,000(12)
 Vice President          1998   49,561        --           --           --        80,000         --          --

Victor M.G. Chaltiel.... 1999  190,912    279,209          --           --           --          --      786,161(13)
 Former Chairman of the  1998  315,026  8,250,000(14)    3,536(15)      --     1,000,000(16)     --        5,598(17)
 Board, Chief Executive  1997  288,652    890,409(18)      --           --       333,334(16)     --        5,522(19)
 Officer, President and
 Director

John E. King............ 1999  100,385    456,000(20)      --           --       100,000         --       40,566(21)
 Former Senior Vice      1998  181,154    487,500(22)      --           --       200,000         --        8,620(23)
 President, Finance and  1997  130,504    112,500          --           --       111,916         --       14,089(24)
 Chief Financial Officer

Leonard W. Frie......... 1999  122,250    276,390(25)      --           --       100,000         --      285,584(26)
 Former Executive Vice   1998  200,410    321,254(27)      --           --       150,000         --       13,197(28)
 President and Chief     1997  182,245    143,754          --           --       111,916         --       14,153(29)
 Operations Officer,
  West

--------
*   Includes options repriced in April 1997.
(1) Mr. Thiry became our Chairman of the Board and Chief Executive Officer in October 1999.
(2) Mr. DeHuff served as our interim Chief Executive Officer from August 1999 to October 1999.

(3) Includes the second installment, in the amount of $375,000, related to a special bonus received for services rendered in connection with the merger with RTC.
(4) Includes (a) an automobile allowance of $7,800 and (b) $520 paid by us for an umbrella insurance policy.
(5) Includes the first installment, in the amount of $375,000, related to a special bonus received for services rendered in connection with the merger with RTC.
(6) Includes (a) an automobile allowance of $8,100, (b) $520 paid by us for an umbrella insurance policy, and (c) $31,673 in the payment of cash value of accrued paid time off.
(7) Includes (a) an automobile allowance of $7,800, (b) $520 paid by us for an umbrella insurance policy, and (c) $3,262 in deferred interest income.
(8) Includes the second installment, in the amount of $375,000, related to a special bonus received for services rendered in connection with the merger with RTC.
(9) Includes (a) $850 for a waiver of medical insurance premiums and (b) $30,033 in payment of cash value of accrued paid time off.
(10) Includes the first installment, in the amount of $187,500, related to a special bonus received for services rendered in connection with the merger with RTC.
(11) Consists entirely of a waiver of medical insurance premiums.
(12) Consists entirely of a relocation allowance.
(13) Include (a) $520 paid by us for an umbrella insurance policy, (b) $19,061 in payment of cash value of accrued paid time off and (c) $766,580 in severance.
(14) Consists entirely of a special bonus received for services rendered in connection with the merger with RTC.
(15) Paid as a gross-up adjustment to offset the personal income tax resulting from Mr. Chaltiel's personal use of our leased corporate jet.
(16) In February 1999, Mr. Chaltiel voluntarily canceled all 1,000,000 of the options granted to him in 1998 and 166,667 of the options granted to him in 1997 to increase the number of options available for grant under our existing stock option plans.
(17) Includes (a) $520 paid by us for an umbrella insurance policy, and (b) $5,078 representing imputed income from Mr. Chaltiel's personal use of our leased corporate jet.
(18) Mr. Chaltiel's 1997 bonus of $451,776 was prepaid in December 1997.
(19) Includes (a) an automobile allowance of $5,002, and (b) $520 paid by us for an umbrella insurance policy.
(20) Includes the second installment, in the amount of $375,000, related to a special bonus received for services rendered in connection with the merger with RTC.
(21) Includes (a) an automobile allowance of $4,500, (b) $520 paid by us for an umbrella policy and (c) $35,546 in payment of cash value of accrued paid time off. Mr King also received a severance payment of $180,000 in January 2000.
(22) Includes the first installment, in the amount of $375,000, related to a special bonus received for services rendered in connection with the merger with RTC.
(23) Includes (a) an automobile allowance of $8,100 and (b) $520 paid by us for an umbrella insurance policy.
(24) Includes (a) an automobile allowance of $7,800, (b) $520 paid by us for an umbrella insurance policy, and (c) $5,769 in payment of cash value of accrued paid time off.
(25) Includes the second installment, in the amount of $187,500, related to a special bonus received for services rendered in connection with the merger with RTC.
(26) Includes (a) an automobile allowance of $5,231, (b) $520 paid by us for an umbrella insurance policy, (c) $197,423 in severance, (d) $27,277 in payment of cash value of accrued paid time off and (e) $5,133 in deferred compensation.
(27) Includes the first installment, in the amount of $187,500, related to a special bonus received for services rendered in connection with the merger with RTC.
(28) Includes (a) an automobile allowance of $8,827, (b) $520 paid by us for an umbrella insurance policy, and (c) $3,850 in deferred compensation.
(29) Includes (a) an automobile allowance of $8,500, (b) $520 paid by us for an umbrella insurance policy, and (c) $5,133 in deferred compensation.

      The following table sets forth information concerning options granted to each of the named executive officers during 1999:

                     Option/SAR Grants in Last Fiscal Year

                                                Individual Grants
                         ----------------------------------------------------------------
                           Number of     % of Total
                           Securities   Options/SARs
                           Underlying    Granted to  Exercise or             Grant Date
                          Options/SARs  Employees in Base Price  Expiration Present Value
          Name           Granted (#)(1) Fiscal Year    ($/Sh)       Date       ($)(2)
------------------------ -------------- ------------ ----------- ---------- -------------
Kent J. Thiry...........    500,000         10.9        6.00      10/18/09    1,966,650

George B. DeHuff, III...    300,000(3)       6.6       14.875     5/17/09     2,839,770
                            150,000          3.3        8.3125    8/26/09       817,379

Barry C. Cosgrove.......    200,000          4.4        9.0625    3/11/09       891,060

Stan M. Lindenfeld......    200,000          4.4        9.0625    3/11/09       891,060

John J. McDonough.......    100,000          2.2        9.0625    3/11/09       445,530

Victor M.G. Chaltiel....        --           --            --        --             --

John E. King............    100,000(4)       2.2        9.0625    3/11/09       445,530

Leonard W. Frie.........    100,000(3)       2.2        9.0625    3/11/09       445,530

--------
(1) All options are nonqualified stock options and were granted under our 1997 Equity Compensation Plan. The options vest over four year periods at an annual rate of 25% beginning on the first anniversary of the date of grant.
(2) The estimated grant date present value reflected in the above table was determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (a) the respective option exercise price for each individual grant, equal to the fair market value of the underlying stock on the date of grant; (b) the exercise of options within six years of the date that they become exercisable; (c) a risk-free interest rate of 5.50% to 6.17% per annum; (d) volatility of 41.64% to 68.22% calculated using the daily prices of our common stock; (e) a dividend yield of 0%, and (f) an assumed forfeiture rate of 5.0% for all periods. The ultimate values of the options will depend on the future market price of our common stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. We cannot assure that the value realized by an optionee will be at or near the value estimated by the Black-Scholes model or any other model applied to value the options.
(3) These options were canceled upon resignation of employment and are no longer outstanding.
(4) Pursuant to the terms of Mr. King's severance agreement, 25,000 option shares vested on March 11, 2000 and remained exercisable for 90 days after March 11, 2000. These options were not exercised in the permitted time. The 25,000 option shares, as well as the remaining 75,000 option shares, have been canceled, and are no longer outstanding.

      The following table sets forth information concerning the aggregate number of options exercised by and year-end option values for each of the named executive officers during 1999:

              Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Values

                                                      Number of Securities
                                                           Underlying      Value of Unexercised
                                                      Unexercised Options  In-the-Money Options
                                                           at FY-End            at FY-End
                                                      -------------------- --------------------
                         Shares Acquired    Value         Exercisable/         Exercisable/
          Name           on Exercise (#) Realized ($)  Unexercisable (#)   Unexercisable ($)(1)
------------------------ --------------- ------------ -------------------- --------------------
Kent J. Thiry...........        --            --            -- /500,000          -- /343,750
George B. DeHuff, III...        --            --        150,000/300,000          -- /     --
Barry C. Cosgrove.......        --            --        127,388/247,028      361,718/     --
Stan M. Lindenfeld......        --            --        141,277/274,805      120,570/     --
John J. McDonough.......        --            --         20,000/160,000          -- /     --
Victor M.G. Chaltiel....        --            --        166,667/     --          -- /     --
John E. King............        --            --        135,721/107,445      120,570/     --
Leonard W. Frie.........        --            --        141,227/     --      610,899/     --

--------
(1) Value is determined by subtracting the exercise price from the fair market value of $6.6875 per share, the closing price for our common stock as reported by the New York Stock Exchange as of December 31, 1999, and multiplying the remainder by the number of underlying shares of common stock.

Employment agreements

      On October 18, 1999, we entered into an employment agreement with Kent J. Thiry. The employment agreement provides for an initial term through December 31, 2001 and will continue thereafter with no further action by either party for successive one year terms. Mr. Thiry's annual compensation will be subject to annual increases consistent with the California consumer price index. Mr. Thiry will be entitled to receive a bonus of up to 150% of his base salary each year, based upon our achievement of performance goals to be mutually agreed upon by Mr. Thiry and our compensation committee. For the year 2000, Mr. Thiry is guaranteed a minimum bonus of $500,000. In the event of a constructive discharge following a change in control or a termination for any reason other than material cause, Mr. Thiry will be entitled to a lump sum payment equal to his then-current base salary. Any additional compensation payable to Mr. Thiry upon a change in control of TRCH would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code of 1986.

      On March 2, 1998 we entered into new employment agreements with each of Barry C. Cosgrove and Stan M. Lindenfeld. These employment agreements provide for an initial term through December 31, 1998 and will continue thereafter with no further action by either party for successive one year terms. Each of these executive officers' base salaries will be subject to annual increases consistent with the California consumer price index. Each of these executive officers also will be entitled to receive a bonus of up to 75% of his base salary each year. Fifty percent of this bonus will be based upon our achievement of earnings per share targets and 50% will be granted at the discretion of our compensation committee. In the event of a constructive discharge following a change in control of TRCH or a termination for any reason other than material cause, each of these executive officers will be entitled to a lump sum payment equal to his then-current base salary. Any additional compensation payable to these executive officers upon a change in control would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code of 1986.

      On March 1, 1998 we entered into an employment agreement with John J. McDonough. The agreement continues until either party terminates the agreement. Mr. McDonough's employment with the Company can be terminated by either the Company or Mr. McDonough with or without cause at any time.

Mr. McDonough's base salary will be subject to annual increases consistent with the consumer price index for the most proximate geographic area in which Mr. McDonough is employed. Mr. McDonough will also be entitled to receive a bonus of up to 50% of his base salary each year. Fifty percent of this bonus will be based upon our achievement of earnings per share targets and 50% will be granted at the discretion of our compensation committee. In the event of discharge for any reason other than material cause, disability or death, Mr. McDonough will be entitled to a lump sum payment equal to one-half his then-current base salary and any bonus provided for under his employment agreement.

      In September 1999 we implemented a key employee retention program approved by our board of directors. Messrs. Cosgrove, McDonough, and Dr. Lindenfeld were selected to participate in this program. The program guaranteed each executive a stay bonus, $100,000 for Mr. Cosgrove, $75,000 for Dr. Lindenfeld, and $50,000 for Mr. McDonough, if he continued his employment with us through January 1, 2000. The program also guaranteed payment of 50% of each executive's target bonus amount for 1999, if he continued his employment with us through March 1, 2000. In order to be eligible to participate in this plan, each key employee was required to relinquish voluntarily his stock options with an exercise price in excess of $30.00 per share, if any. Messrs Cosgrove, McDonough, and Dr. Lindenfeld received these bonus amounts in 2000.

      George B. DeHuff resigned as our President and Chief Operating Officer effective March 15, 2000. Mr. DeHuff will receive, as severance, twelve months of base salary, payable in bi-weekly installments. This severance will be offset by Mr. DeHuff's earnings from other employment or consulting services during this twelve-month period.

      On May 17, 1999 we had entered into an employment agreement with Mr. DeHuff. The employment agreement provided for an initial term through May 16, 2001, to continue thereafter with no further action by either party for successive one year terms. Mr. DeHuff's annual compensation was subject to annual increases consistent with the California consumer price index. Mr. DeHuff was entitled to receive a bonus of up to 100% of his base salary each year. Fifty percent of this bonus was to be based upon our achievement of earnings per share targets and 50% was to be granted at the discretion of the compensation committee. In the first year of Mr. DeHuff's employment agreement he was guaranteed a minimum bonus of $155,000 which was paid on March 1, 2000. In the event of a constructive discharge following a change in control of TRCH or a termination for any reason other than material cause, Mr. DeHuff was entitled to a lump sum payment equal to his then-current base salary.

      Victor M.G. Chaltiel resigned as our Chairman of the Board and Chief Executive Officer effective August 4, 1999. On October 6, 1999, we entered into a severance agreement with Mr. Chaltiel. The severance agreement provided for a separation payment to Mr. Chaltiel of $766,580, which was paid to Mr. Chaltiel on October 26, 1999, and the payment of $9,000 to Mr. Chaltiel to reimburse him for his legal fees incurred in connection with the negotiation of the severance agreement and related matters. Also, Mr. Chaltiel's option to purchase up to 166,667 shares of common stock was amended so that the unvested portion of the option, covering 55,555 shares, became fully vested as of August 4, 1999, and to provide that the option will remain exercisable until August 4, 2002.

      Mr. Chaltiel had entered into an employment agreement with us on August 14, 1994, pursuant to which he was employed for an initial term of three years, with one year automatic extensions at the end of each year. We could terminate this agreement at any time, subject, among other things, to severance payments as provided in the employment agreement. His base salary paid during 1998 was $315,026 and was subject to annual review by our board for possible increases, with a minimum increase tied to the California consumer price index. Until May 31, 1999, Mr. Chaltiel was entitled to a yearly bonus of up to 150% of his base salary based upon our achieving certain EBITDA performance targets. He also could be awarded an additional bonus at the discretion of our board of directors if EBITDA targets were exceeded by more than 15%. After May 31, 1999, Mr. Chaltiel would be awarded bonuses in a manner as determined in the sole discretion of the board, on a basis reasonably consistent with past bonuses for similar performance.

      On March 2, 1998 we amended Mr. Chaltiel's employment agreement to ensure that any additional compensation payable to Mr. Chaltiel upon a change in control of TRCH would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code of 1986.

      John E. King resigned as our Senior Vice President, Finance and Chief Financial Officer effective July 16, 1999. On October 18, 1999 we entered into a severance agreement with Mr. King. The severance agreement provided for a severance payment to Mr. King of $180,000, to be paid on January 3, 2000, and for Mr. King to provide services to us on the following terms. From July 16, 1999 through August 18, 1999, Mr. King provided services to us on a full-time, exclusive basis and received compensation for his services at the rate of $5,000 per week. From September 13, 1999 until December 31, 1999 Mr. King continued to provide services to us on an as-needed, non-exclusive basis. During this period, Mr. King was compensated at the rate of $1,000 per day for services rendered. We were also required to reimburse Mr. King for his reasonable out-of-pocket expenses incurred in providing these services, subject to our Chief Executive Officer's approval. Mr. King also remains obligated under his employment agreement with us to provide up to 120 hours per year of additional services until July 16, 2001. Furthermore, Mr. King's options to purchase our common stock were amended as follows: to allow them to continue to vest for one year following his resignation as if Mr. King was still our employee during that period; to extend until July 16, 2000 the exercise period of his options that were already vested on July 19, 1999; to allow him to exercise any portion of his options that vests after his resignation as if he had been terminated for cause effective on the date on which the options vest; and to accelerate the vesting of his options that would otherwise vest before July 16, 2000 in the event of a change in control of TRCH before July 16, 2000.

      In connection with the termination of his employment effective August 9, 1999, Leonard W. Frie received a lump sum payment of $197,423, the amount of his then-current base annual salary. Mr. Frie was entitled to receive this payment under his employment agreement.

      The terms of the employment agreements we had with Messrs. King and Frie were similar to our employment agreements with Mr. Cosgrove and Dr. Lindenfeld, which are described above.

      Each of Messrs. Thiry, Barry, Cosgrove, DeHuff, Frie, King, McDonough and Dr. Lindenfeld also have been granted options pursuant to our equity compensation plans. These options generally vest at a rate of 25% per year over four years. The exercise prices of the options range from $0.90 per share to $32.1875 per share.

      Options granted to our executive officers provide for the immediate vesting of all of their stock options at any time following the sale of 50% or more (40% or more in the case of Mr. Thiry) of our stock or assets, or upon a merger, consolidation or reorganization in which we do not survive, if their employment is terminated for any reason.

                      REPORT OF THE COMPENSATION COMMITTEE
                             REGARDING COMPENSATION

      The compensation committee of the board of directors is currently composed of three independent, nonemployee directors. The committee regularly meets once each year and holds special meetings as required.

Compensation objectives

      We have two primary objectives in setting executive officer compensation:

      .  Attract and retain outstanding leadership; and

      . Align executive compensation with the yearly and long-term goals of the company, with an emphasis on variable (vs. fixed) compensation tied to corporate and individual performance.

Executive compensation

      Towards the end of each fiscal year or at the beginning of the following fiscal year, a compensation review is conducted by our Chief Executive Officer for each executive officer. Annual salary and bonus recommendations are then made to and reviewed and voted upon by the compensation committee at the regular year-end meeting.

      Included in the committee's criteria for approval of recommended salary adjustments, and particularly bonuses and stock option awards, are achievements against annual financial and non-financial targets set at the beginning of the fiscal year for each executive. The financial objectives consist of improvements in company net operating profit, return on total capital and revenue growth. The non-financial objectives consist of improvements in quality of care, selection and implementation of financial and clinical information systems, enhancement of management performance throughout our organization and advancement of business initiatives which enhance our mission to be the provider, partner and employer of choice.

      For 1999, compensation for executive officers included cash bonuses and stock options. Compensation was weighted toward these variable components, with the long-term objective of shifting to more variable pay for performance. Bonuses ranged from $32,500 to $456,000, excluding that for our Chief Executive Officer. 1999 bonuses for several executives also included the final installment of special bonuses paid for services in connection with our merger with Renal Treatment Centers, Inc. completed in 1998.

CEO compensation

      Mr. Thiry's current compensation was negotiated with him when he agreed to become our new Chairman and Chief Executive Officer. Within the framework of Mr. Thiry's employment agreement, the compensation committee has some latitude in setting future salary and bonus levels and granting stock options. Philosophically, the compensation committee is attempting to relate executive compensation to those variables over which the individual executive generally has control.

      In October 1999, we entered into an employment agreement with Mr. Thiry. Under the employment agreement, Mr. Thiry's annual salary was established at $500,000 subject to annual increases consistent with the California consumer price index and annual review for merit increases. Mr. Thiry will be entitled to receive a bonus of up to 150% of his base salary each year, based upon our achievement of performance goals to be mutually agreed upon by Mr. Thiry and the compensation committee. For the year 2000, Mr. Thiry is guaranteed a minimum bonus of $500,000.

      In accordance with the terms of his employment agreement, Mr. Thiry has received two nonqualified stock options under our 1997 Equity Compensation Plan, one of which was granted on October 18, 1999 entitling him to purchase up to 500,000 shares of our common stock at an exercise price of $6.00 per share (the fair market value on the date of grant) and one of which was granted on January 27, 2000 entitling him to purchase 500,000 shares of our common stock at an exercise price equal to $5.14 per share (the average of the last sale price for our common stock on January 19, 2000 through January 26, 2000). Each of these stock options will vest 25% on each anniversary of the date of Mr. Thiry's employment agreement, so that all of the stock options will be fully vested on October 18, 2003.

Long-term incentive compensation

      To be competitive in attracting and retaining qualified executive officers and to provide them with performance incentives in addition to salary and bonuses, we adopted the 1997 and 1999 equity compensation plans. In approving stock option grant recommendations, the compensation committee considers primarily the impact the executive is expected to have on increasing stockholder value, and recent performance toward specific goals that contribute to that result. Such specific goals differ among executives, but all relate to the speed and effectiveness with which the company is positioned for becoming the provider, partner and employer of choice.

$1 million pay cap

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation paid to a company's senior executive officers in excess of $1 million per person in any year. Excluded from the $1 million limitation is compensation which meets pre-established performance criteria or results from the exercise of stock options which meet established criteria. While we generally intend to qualify payment of compensation under section 162(m), we reserve the right to pay compensation to our executives from time to time that may not be tax deductible.

                                          COMPENSATION COMMITTEE
                                          Richard B. Fontaine
                                          Peter T. Grauer
                                          C. Raymond Larkin, Jr.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Several of our officers and employees have received loans from us in connection with the purchase of shares of our common stock. All of the loans have similar terms. The loans bear interest at the lower of 8% or the prime rate, and are secured by all of the borrower's interests in our common stock, including all vested stock options. When made, the loans had a four-year term and one quarter of the original principal amount thereof plus all accrued interest thereon had to be paid annually, subject to the limitation that the borrower was not required to make any payment that exceeded 50% of the after-tax proceeds of such borrower's bonus from us, based on maximum tax rates then in effect. To date, our board has approved deferrals of all scheduled principal and accrued interest payments under all such loans. No other terms of the loans have been changed. As of June 2000, Barry C. Cosgrove had a loan outstanding from us in the amount of $80,000 including principal and accrued interest.

      Richard K. Whitney has a loan outstanding from us in the principal amount of $65,000. This loan bears interest at 7% per annum and is secured by Mr. Whitney's options to purchase our common stock. Interest is being paid monthly on this loan and the principal balance is due in full in July 2002.

      Maris Andersons, one of our directors, has also served as a consultant to us. In addition to receiving compensation as a member of the board, Mr. Andersons has been granted options, vesting over four years, to purchase an aggregate of 76,972 shares of our common stock in consideration for these services. As of June 15, 2000, Mr. Andersons had exercised 55,555 of these options leaving a balance of 21,417 options to purchase shares of our common stock. Mr. Andersons also received consulting fees from us of $100,000 in consideration of the substantial time and energy required of him in overseeing our financial operations and his role in negotiations with our senior lenders until we hired a new chief financial officer in February 2000.

      Shaul G. Massry, one of our directors, formerly served as a consultant to us. In addition to receiving compensation as a member of the board, Dr. Massry also was entitled to receive $120,000 per year, $70,000 of which was an advance against commissions resulting from acquisitions that he introduced to us, and received options, vesting over four years, to purchase an aggregate of 87,222 shares of our common stock in consideration for these services. This consulting agreement was terminated effective in June 2000. As of June 15, 2000, Dr. Massry had exercised 11,110 of these options leaving a balance of 76,112 options to purchase shares of our common stock.

      DLJ and certain of its affiliates from time to time perform various investment banking and other services for us, for which we pay customary consideration. In addition, affiliates of DLJMBP are included in the syndicate of lenders under our credit facilities. An affiliate of DLJMBP, Peter T. Grauer, serves on our board.

      We have entered into indemnity agreements with each of our directors and all of our officers, which agreements require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as our directors, officers, employees or agents, other than liabilities arising from conduct in bad faith or which is knowingly fraudulent or deliberately dishonest, and, under certain circumstances, to advance their expenses incurred as a result of proceedings brought against them.

Compensation committee interlocks and insider participation

      None of our executive officers or directors serves as a member of the board of directors or compensation committee of any other entity which has one or more executive officers serving as a member of our board. During 1999, Messrs. Thiry, Chaltiel and Andersons and Dr. Massry were our officers, employees or consultants. Messrs. Andersons, Fontaine, Grauer, and Larkin and Ms. Herzlinger, who is no longer a director, each served as a member of the compensation committee of our board of directors during 1999.

                            STOCK PRICE PERFORMANCE

      The following graph shows a comparison of our cumulative total returns, the Standard & Poor's MidCap 400 Index and a peer group index that we constructed. The graph assumes that the value of an investment in our common stock and in each such index was $100 on October 31, 1995, the date our common stock was registered under Section 12 of the Securities Exchange Act of 1934, and that all dividends have been reinvested. The peer group index consists of the following companies: Renal Care Group, Renal Treatment Centers and Vivra, adjusted to reflect the cessation of trading in Vivra's stock as of June 12, 1997, and Renal Treatment Centers' stock as of February 27, 1998. We believe that the companies in the peer group index were or are our primary competitors. The peer group index is weighted for the market capitalization of each company within the group.

      The comparison in the graph below is based on historical data and is not intended to forecast the possible future performance of our common stock.

                  Comparison of Cumulative Total Return Among
    Total Renal Care Holdings, Inc., the Standard & Poor's MidCap 400 Index,
       and Total Renal Care Holdings, Inc.'s Self-Constructed Peer Group [PERFORMANCE GRAPH APPEARS HERE]

                         October 31, December 29, December 31, December 31, December 31, December 31,
                            1995         1995         1996         1997         1998         1999
                         ----------- ------------ ------------ ------------ ------------ ------------
Total Renal Care
 Holdings, Inc. ........   100.00       147.24       177.91       224.95       241.82        54.70

Peer group index........   100.00       116.87       138.47       213.85       281.29       228.20

S&P MidCap 400 Index....   100.00       104.12       124.12       164.13       195.51       224.27

      The information contained above under the captions "Report of the compensation committee regarding compensation" and "Stock price performance" will not be considered "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

                                 PROPOSAL NO. 2
                                AMENDMENT TO OUR
                          CERTIFICATE OF INCORPORATION
                               TO CHANGE OUR NAME

      Our board of directors has approved, subject to stockholder approval, an amendment to our Certificate of Incorporation which will effect a change in our name from Total Renal Care Holdings, Inc. to DaVita, Inc. The complete text of the amendment is set forth as Exhibit B to this proxy statement. Our board of directors believes that it is in our best interest to effect the name change in order to make a statement to our employees, patients, suppliers and stockholders that we are in many respects a new company setting a different course with a different operating approach.

      The amendment will be presented to stockholders in the form of a resolution as follows:

    RESOLVED, that Article I of the Amended and Restated Certificate of Incorporation of the Corporation be amended so that such Article, as amended, shall be and read as follows:

          "The name of the corporation is DaVita, Inc. (the "Corporation")."

      If the amendment is approved by the requisite vote of our stockholders, the name change will be effective upon the close of business on the date of filing of the amendment with the Delaware Secretary of State, which filing is expected to take place shortly after the annual meeting. If this proposal is not approved by our stockholders, then the amendment will not be filed.

Recommendation and required vote

      Our board of directors has unanimously approved this amendment. A majority of the outstanding shares entitled to vote on this matter must vote for approval of the proposed amendment for the stockholders to approve this proposed amendment. Abstentions and broker non-votes will have the effect of negative votes. Our board of directors is of the opinion that this amendment is advisable and in our best interests and recommends a vote FOR the approval of this amendment. All proxies will be voted to approve this amendment unless a contrary vote is indicated on the enclosed proxy card.

      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENT TO EFFECT THE CHANGE OF OUR NAME, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                            INDEPENDENT ACCOUNTANTS

      Our audit committee is exploring the possibility of appointing a new accounting firm to serve as our independent auditors for our 2000 financial statements. PricewaterhouseCoopers LLP, our independent auditors since 1995, remain our independent auditors at this time. The audit committee is soliciting proposals from several large firms, but no firm has been selected to date. A member of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions regarding their audit of our 1999 financial statements.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      If you wish to present a proposal for action at the 2001 annual meeting of stockholders and wish to have it set forth in the proxy statement and form of proxy that management will prepare, you must notify us no later than February 22, 2001 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management's proxy materials.

      If you wish to present a proposal for action at the 2001 annual meeting of stockholders, even though it will not be included in management's proxy materials, our bylaws require that you must notify us no earlier than 90 days, and no later than 60 days, before the date of the 2001 annual meeting. However, if we do not notify you, or otherwise publicly disclose, the date of the 2001 annual meeting at least 70 days before the date of the meeting, you may notify us of the proposal you wish to present within ten days after the day on which we mail notice of, or otherwise publicly disclose, the date of the 2001 annual meeting. Your notice must be in the form required by our bylaws.

                                 OTHER MATTERS

      Our board does not know of any other matters to be presented at the 2000 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy will vote on them in accordance with their best judgment.

      A copy of our 1999 annual report is being mailed to each stockholder of record together with this proxy statement. The 1999 annual report includes our annual report on Form 10-K for the year ended December 31, 1999, as amended. This report contains detailed information about us and our operations, supplementary financial information and certain schedules. The annual report and Form 10-K are not part of our proxy soliciting material.

                                           By order of the board of directors

                                                   Steven J. Udicious
                                                Vice President, Secretary
                                                   and General Counsel

Torrance, California
June 22, 2000

                                                                       EXHIBIT A

                        TOTAL RENAL CARE HOLDINGS, INC.

                            AUDIT COMMITTEE CHARTER
                                  June 8, 2000

I. Audit Committee Purpose

      The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

    . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

    . Monitor the independence and performance of the Company's independent auditors and internal auditing department. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.

    . Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

      The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

      The composition of the Audit Committee shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

      Audit Committee members shall be appointed by the Board of Directors. If the Committee Chair is not designated or present, the members of the Audit Committee may designate a Committee Chair by majority vote.

      The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee shall meet in executive session and separately with each of the following at least annually: management, the Vice President of Audit and Compliance, and the independent auditors. In addition, the Audit Committee, the Committee Chair, or another Audit Committee member designated by the Audit Committee shall communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

III. Audit Committee Responsibilities and Duties

    1. Review and reassess the adequacy of this Charter at least annually. Submit this Charter to the Board of Directors for approval and have it published at least every three years in accordance with Securities and Exchange Commission regulations.

    2. Determine the integrity of the Company's financial reporting processes and controls through consultation with management, the independent auditors, and the internal auditors. Discuss significant risk areas and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

    3. Review with management and the independent auditors the Company's annual audited financial statements prior to filing or distribution. Discuss significant issues regarding accounting principles, practices and judgments, and other matters required to be communicated to audit committees in accordance with AICPA SAS 61.

    4. Review with management and the independent auditors the Company's quarterly financial results prior to the release of earnings and the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA SAS 61. The Committee Chair or another designated Audit Committee member may represent the entire Audit Committee for purpose of this review.

    5. Review the independence and performance of the auditors. Annually recommend to the Board of Directors the appointment of the independent auditors, and approve any discharge of the independent auditors when circumstances warrant. Approve the fee schedules and other significant compensation to be paid to the independent auditors, and review all significant relationships they have with the Company or other matters that could bear on the independent auditors' independence.

    6. Review the independent auditors' audit plan including scope considerations, staffing, and reliance upon internal audit.

    7. Review the budget, plan, activities, organizational structure, and qualifications of the Audit and Compliance department, as needed. Review the appointment, and performance of the Vice President of Audit and Compliance.

    8. Review with the Company's counsel any legal matters that may have a material impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and material reports or inquiries received from governmental agencies.

    9. Review the Company's Code of Conduct and associated compliance monitoring at least annually.

    10. Review a summary of related party transactions and potential conflicts of interests with regard to directors and officers at least annually.

    11. Prepare a report to shareholders as required by the Securities and Exchange Commission, for inclusion in the Company's annual proxy statement.

    12. Perform any other activities consistent with this Charter, the Company's by-laws and applicable laws as the Audit Committee or the Board of Directors deems necessary or appropriate.

                                                                       EXHIBIT B

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        TOTAL RENAL CARE HOLDINGS, INC.

      Total Renal Care Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      FIRST: That the Corporation was originally incorporated under the name Medical Ambulatory Care Delaware, Inc., and the date of the filing of the Corporation's original Certificate of Incorporation with the Delaware Secretary of State was April 4, 1994.

      SECOND: That the Board of Directors of the Corporation adopted a resolution proposing and declaring advisable the following amendment to the Corporation's Certificate of Incorporation:

          "NOW, THEREFORE, BE IT RESOLVED, that Article I of the Amended and Restated Certificate of Incorporation of the Corporation be amended so that such Article, as amended, shall be and read as follows:

          "The name of the corporation is DaVita, Inc. (the "Corporation")."

      THIRD: That the foregoing amendment was duly adopted by all of the duly elected directors of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FOURTH: The foregoing amendment was duly adopted by a majority of the outstanding shares of stock of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware and the Corporation's Certificate of Incorporation.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Steven J. Udicious, its Vice President, General Counsel and
Secretary, this    day of July, 2000.

                                          TOTAL RENAL CARE HOLDINGS, INC.,
                                          a Delaware corporation

                                          By: ___________________________
                                             Steven J. Udicious,
                                             Vice President, General Counsel
                                             and Secretary

                        TOTAL RENAL CARE HOLDINGS, INC.
           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS - JULY 25, 2000


TO OUR STOCKHOLDERS


     We will hold our 2000 annual meeting of the stockholders of Total Renal Care Holdings, Inc., a Delaware corporation, on Friday July 25, 2000 at 9:00 a.m., Los Angeles time, at the Torrance Marriott, 3635 Fashion Way, Torrance, California 90503. As further described in the accompanying Proxy Statement, at this meeting we will:

     1. Elect six directors to our board of directors to serve for a term of one year or until their successors are duly elected and qualified.

     2. Consider and act upon a proposal to approve the proposed amendment of our Certificate of Incorporation to change our name from Total Renal Care Holdings, Inc. to DaVita, Inc.

     3. Transact other business as may come properly before the meeting or any meetings held upon adjournment of the meeting.

     Our board of directors has fixed the close of business on June 16, 2000 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 1999 annual report to stockholders is enclosed with this notice, but is not part of the proxy soliciting material.

     We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.


                                      By order of the board of directors,


                                               Steven J. Udicious
                                                 Vice President,
                                           Secretary and General Counsel

Torrance, California
June 22, 2000

                         --  Detach Proxy Card Here --
--------------------------------------------------------------------------------

       [    ]

The Directors recommend a vote FOR all Nominees listed in Proposal 1.

1. Election of Directors

FOR all nominees  [_]    WITHHOLD AUTHORITY to  [_]       EXCEPTIONS   [_]
listed below             vote for all nominees
                         listed below


Nominees: Maris Andersons, Richard B. Fontaine, Peter T. Grauer, C. Raymond Larkin, Jr., Shaul G. Massry, Kent J. Thiry
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
Exceptions
           ------------------------------------------------------------------

2. Proposal to approve the amendment of the Company's Certificate of Incorporation to change the Company's name to DaVita, Inc.

                     FOR [_]    AGAINST [_]   ABSTAIN [_]

3. Such other matters as may properly come before the meeting.

                                    Change of Address and or
                                    Comments Mark Here               [_]

                                    Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

                                    Dated:                           , 2000
                                           --------------------------

                                    --------------------------------------
                                                Signature(s)

                                    --------------------------------------
                                                Signature(s)


                                    Votes must be indicated
                                    [X] in Black or Blue Ink.  [_]

Please mark, sign, date and return this Proxy in the accompanying prepaid envelope.


                              Please Detach Here
                You Must Detach This Portion of the Proxy Card
                 Before Returning it in the Enclosed Envelope

                        TOTAL RENAL CARE HOLDINGS, INC.

COMMON STOCK                         PROXY                   BOARD OF DIRECTORS

  This Proxy is solicited on behalf of the Board of Directors of TOTAL RENAL CARE HOLDINGS, INC.

  The undersigned hereby appoints Kent J. Thiry or Steven J. Udicious or either of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share, of TOTAL RENAL CARE HOLDINGS, INC., which the undersigned is entitled to vote at the annual meeting of the stockholders of TOTAL RENAL CARE HOLDINGS, INC., to be held at 9:00 A.M., Pacific Time, on July 25, 2000 at the
Torrance Marriott, 3635 Fashion Way, Torrance, California and any and all adjournments thereof, on the proposals set forth below and any other matters properly brought before the meeting.

  Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR approval of Proposal 2. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

  All Proxies to vote at said meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of Notice of Annual Meeting and Proxy Statement dated June 22, 2000 is hereby acknowledged.


                                 TOTAL RENAL CARE HOLDINGS, INC.
                                 P.O. BOX 11308
                                 NEW YORK, N.Y. 10203-0308